Exhibit 99.2

Final Transcript
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Conference Call Transcript LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call Event Date/Time: May 05, 2011 / 03:00PM GMT

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

CORPORATE PARTICIPANTS
Ashley Fillmore
Lexington Realty Trust - IR
Will Eglin
Lexington Realty Trust - CEO
Patrick Carroll
Lexington Realty Trust - CFO

CONFERENCE CALL PARTICIPANTS
Sheila McGrath
KBW - Analyst
Anthony Paolone
JPMorgan - Analyst
Todd Stender
Wells Fargo Securities - Analyst
Ryan Novak
Pilot Advisors - Analyst

PRESENTATION

Operator

Good morning and welcome to the Lexington Realty Trust first quarter 2011 earnings conference call. At this time, all participants have been placed in a listen only mode and the floor will be open for your questions following the presentation. Today's conference is being recorded.

It is now my pleasure to turn the floor over to your host, Ashley Fillmore. Please go ahead, ma'am.

Ashley Fillmore - Lexington Realty Trust - IR

Hello, and welcome to the Lexington Realty Trust first quarter conference call. The earnings press release was distributed over the wire this morning, and the release and supplemental disclosure package will be furnished on a Form 8-K. In the press release and supplemental disclosure package, Lexington has reconciled all historical non-GAAP financial measures to the most directly comparable GAAP measure in accordance with Reg G requirements.

If you did not receive a copy, these documents are available on Lexington's website at www.lxp.com in the investor relations section. Additionally, we are hosting a live webcast of today's call, which you can access in the same section.

At this time, we would like to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Lexington believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Lexington can give no assurance that its expectations will be attained.

Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in today's press release and from time to time in Lexington's filings with the SEC. Lexington does not undertake a duty to update any forward-looking statements.

Joining me today from management are Will Eglin, Chief Executive Officer; Robert Roskind, Chairman; Patrick Carroll, Chief Financial Officer, and other members of management.

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO

Thanks, Ashley, and welcome, everyone. And thank you for joining the call today. I'd like to begin by discussing our operating results and accomplishments for the first quarter.

For the quarter, our Company funds from operations were $0.25 per share, and we reduced our consolidated debt by $71.1 million, signed 1.7 million square feet of new and renewal leases, continued to execute on our capital recycling strategy by selling six properties, and further added to our pipeline of accretive investments. By any measure, it was a great quarter.

We continue to execute our strategy to monetize non-core assets and total disposition activity for the quarter was approximately $108.9 million at a weighted average cap rate of 7%. This was a strong result relative to our $200 million disposition objective this year and an average cap rate of 7% to 7.5%.

In sales, one multi-center office facility, one fully leased warehouse, two vacant industrial buildings, and two resale properties are consistent with our strategy of monetizing non-core assets, particularly our multi-tenant, vacant, and resale properties in order to create additional liquidity and focus our portfolio and growth strategy on core single tenant office and industrial properties.

Our overall disposition objective for this year and next year is about $275 million currently in gross proceeds and we know that the property values of these assets have continued to rise. However, no assurance can be given that we will successfully complete our objectives.

In addition, as we have previously mentioned, we believe we will create liquidity in our net lease strategic asset fund joint venture between now and next June by either beginning to sell properties now or by exercising a buy/sell right in February 2012 and ultimately monetize our entire investment, which is carried on our balance sheet for just $69 million.

In the event of a complete liquidation, we would expect to receive proceeds of approximately $185 million, which could be used to retire non-recourse mortgage debt in 2012 when we have $182 million maturing or to fund external growth opportunities. However, these expectations are dependent on many factors beyond our control.

On the finance and capital markets front, during the first quarter we retired $71.1 million of consolidated debt utilizing disposition proceeds. These activities allowed us to end the quarter with our newly refinanced credit line fully available, strong cash balances, and just $12.9 million of maturities this year.

Portfolio occupancy at quarter end was approximately 95.3%. Our leasing efforts were quite strong in the quarter with 12 new leases executed for $1.1 million square feet during a quarter when we had two single tenant property leases expire that were not renewed for 197,000 square feet, and we extended two leases for a total of 640,000 feet for total new and renewal leasing activity of about 1.7 million square feet.

Revenues on extended leases declined by about 4%. Our substantial leasing volumes supports our view that markets are slowly strengthening. And this leasing momentum has continued in the second quarter and we have signed 1 million square feet of new and renewal leases and have over 3 million square feet currently in negotiation.

Of particular note on recently completed leases are a 194,000 square foot lease with the GSA in Lenexa, Kansas, a 405,000 square foot lease extension with a subsidiary of Hewlett Packard in Des Moines, Iowa, a 252,000 square foot lease extension with Honeywell in Phoenix, Arizona, and a 130,000 square foot lease extension with TD Auto Finance at our Westlake, Texas property.

The TD Auto Finance lease is especially welcome, as we had previously forecasted this property, which generates annual net operating income of $2.8 million, would be vacated at the end of this year. Further, we continue to make good progress on new leases at Transamerica Tower and we forecast that this asset will generate net income of $7.5 million to $8 million in 2014. And that represents a $500,000 to $1 million increase compared to what we had projected last quarter.

In total, year to date we have signed new and extended leases for 2.7 million square feet, leaving 1.1 million square feet of space scheduled to expire in 2011. Of that, we currently expect to extend leases on approximately 600,000 square feet, and again no assurances can be given as to our success.

Included in the two non-renewals are two office buildings with scheduled expirations this year and these properties are projected to generate net operating income totaling $6.3 million in 2011.

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

So while the story in our first quarter was about sales, deleveraging the balance sheet and leasing success, going forward we expect to be using our capital resources and capital recycling proceeds to balance our immediate term deleveraging objectives with our growth opportunities. So far in the second quarter, we have funded two investments and we expect to close on two more investments in the near term.

These investments include previously disclosed ASICS and Clearwater Paper industrial build to suite transaction, a $14.2 million preferred equity investment in a two-building complex net leased to Wesco Technologies in suburban Chicago, and the purchase of an office property in suburban Charlotte for $7.4 million. These investments total $73.1 million and have an initial yield of 9.7% and 10.9% on a GAAP basis. We expect to close on $15 million of mortgage debt on the ASICS property so these investments will generate an FFO yield of about 12.5%, utilizing very modest leverage on an equity investment of about $58.1 million.

In addition, we believe we've made good progress on our investment pipeline and currently transactions under contract total $30.7 million. Further, we have a pipeline of approximately $180 million of other transactions under letter of intent that we expect to fund over the balance of the year and partly through third quarter of 2012.

We believe these are very attractive opportunities for us since they are generally long-term net leases and average going-in cap rate of about 9%, which generally equates to 10% to 11% on a GAAP basis. We would expect all of our new acquisitions to be acquired at cap rates that are well in excess of the cap rates at which we have been selling our properties.

Further, the addition of our -- to our portfolio of long-term leases with escalating rents will strengthen our cash flows and support our dividend growth objectives. However, we can give no assurances that we will be successful in realizing the beliefs and expectations.

Now I'll turn the call over to Pat, who will take you through our results in more detail.

Patrick Carroll - Lexington Realty Trust - CFO

Thanks, Will. During the quarter, Lexington had gross revenues of $83.3 million, comprised primarily of lease rents and tenant reimbursements. Under GAAP, we are required to recognize revenue on a straight-line basis over the non-canceled lease term of any periods covered by a barter/renewal option. In addition, the amortization of above and below-market leases are included directly in the rental revenue line.

In the quarter, cash rents were in excess of GAAP rents by approximately $6.8 million, including the effective above and below-market leases. We have also included on Page 41 in the supplement, our estimates of both cash and GAAP rents for the remainder of 2011 through 2015, with leases in place at March 31, 2011.

In the quarter, we also recorded a $6 million non-cash gain related to our forward equity commitment entered into in 2008, as a result of the change in our share price from December 31, 2010 to March 31st, 2011. We also recorded $29.6 million in impairment charges, and gains on sale of $4.9 million related to properties disposed of during the quarter.

On Page 39 of the supplement, we have disclosed selected income statement data for consolidated but non-wholly owned properties in our joint venture investment. Our G&A increased about $0.5 million in first quarter 2011 compared to the first quarter of 2010. The primary driver for this decrease is a reduction in payroll and trustee costs.

Interest expense decreased $3.2 million due to the deleveraging of the balance sheet. Now turning to the balance sheet, it is strong and we have continued to increase our financial flexibility and capacity. We had $105.4 million of cash at quarter-end, including cash classified as restricted. Restricted cash balances relate to money primarily held with lenders as escrow deposits on mortgages.

At quarter end, we had about $1.7 billion of consolidated debt outstanding, which had a weighted average interest rate of about 5.8%. Included in intangibles is the allocation of the purchase price of properties related to in-place and above-market leases and customer relationships in accordance with Basal [and 41]. Also, we have approximately $94 million in below-market lease liabilities. The significant components of other assets and liabilities are included on page 40 of the supplement.

During the quarter ended March 31st, the Company's paid approximately $3.8 million in lease costs, and $7.5 million in TI and capital improvements, including $3 million spent on Transamerica Tower. On pages 29 through 33 of the supplement, we disclose the details of all consolidated mortgages maturing through 2015. Now, I would like to turn the call back over to Will.

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

Will Eglin - Lexington Realty Trust - CEO

Thanks, Pat. In summary, this was a strong quarter and we believe our second quarter is off to a very good start. We're pleased with our progress in capital recycling, debt reduction, and the large lease activity that we believe indicates a steadily improving leasing outlook. We've materially improved our balance sheet by lowering leverage and extending maturities, and we look forward to continuing on that path in the years ahead.

Our guidance for 2011 of funds from operations is a range of $0.90 to $0.93 per share, which reflects comments that we've made on today's call, and a diluted share count of roughly 170 million, which includes 16.2 million shares underlying our 6% convertible guaranteed note. Our annualized dividend of $0.46 per share represent the PAT ratio of roughly $0.50.

We believe we continue to be positioned to provide our shareholders with an investment that has strong total return potential based on one, our current dividend yield of 4.8%; two, an extremely conservative PAT ratio of approximately 50% of funds from operation; three, multiple expansion from the continued execution of our capital recycling program and ongoing debt reduction; four, attractive external growth prospects as evidenced by our activity to date in the second quarter; and five, an improving leasing environment that we expect will over time improve our internal growth prospects.

Operator, I have no further comments at this time so we are ready for you to conduct the question and answer portion of the call.

QUESTION AND ANSWER

Operator

(Operator instructions) Sheila McGrath, KBW.

Sheila McGrath - KBW - Analyst

Will, I was wondering if you could talk about the plans to continue to deleverage, if there's a target level that you're looking for. And if you can get to that level via current asset sales without raising [more] money.

Will Eglin - Lexington Realty Trust - CEO

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

Yes, we've deleveraged obviously dramatically over the last two years. We'll continue to deleverage the balance sheet. It'll be a little bit more gradual now and that reflects the fact, for example, that we really don't have maturities this year, but we do have maturities next year and in 2013.

So I think our longer-term objective is to push leverage down to roughly 40%, which is sort of in line with the average for REITs. And we still think there's -- we could expect to generate fairly substantial multiple expansion, so we think that pushing our leverage down towards 40% over time should be good for the share price.

And with respect to next year, we do expect to have a lot of capital coming out of the joint venture Net Lease Strategic Asset Fund, and that would allow us, if we used all that capital to take out debt, that would allow us to get -- to push our debt down pretty significantly. But we'll -- honestly one way what we think our external growth opportunities are, as we move towards that time period.

Sheila McGrath - KBW - Analyst

And just on occupancy, you had a real big pickup in the quarter. I understand some of that is from some asset dispositions as well as leasing. Just wondering how we should think about occupancy as we progress through the year? Do you think it's sustainable or is there opportunity for additional pickup in occupancy?

Will Eglin - Lexington Realty Trust - CEO

I think that this is a roughly sustainable level. We did sell in second quarter an empty investor building of about 330,000 feet. But on the other hand we will lose some occupancy in the office portfolio, especially right at year-end. So those factors I think pretty much balance one another out. So I think that at least from here through year-end, rough occupancy around 95% is a good assumption.

Sheila McGrath - KBW - Analyst

And last question, you did mention in your remarks about the low or conservative coverage level on the dividend. I'm just wondering what your thoughts are on potentially increasing that earlier than fourth quarter.

Will Eglin - Lexington Realty Trust - CEO

Yes, the Company's generally on an annual review of its dividends, so we would expect to, as we did last year, reset our dividend policy for next year in connection with our third quarter earnings. We do feel like we're ahead of schedule from an execution standpoint, but over the next couple of quarters I think for example we'll make a lot of progress in addressing our 2012 lease expiration and we'll have greater clarity on acquisition pipeline. And I think those -- progress on those two fronts would allow us to recommend a larger dividend increase to the Board towards year-end than we would make today.

So yes, we're looking forward to increasing the dividend, we've had a very low payout ratio for the last couple of years. But I think we've got a couple of quarters of good opportunities to execute. Like I said it put us in a position to recommend a strong dividend increase in connection with third quarter earnings.

Operator

Anthony Paolone, JPMorgan.

Anthony Paolone - JPMorgan - Analyst

The first question is on the deals that you did in the quarter, the build to suits that you signed up for and I think the acquisitions as well. Can you give us a sense of the tenants behind it and the credit there?

Will Eglin - Lexington Realty Trust - CEO

Yes, both tenants I would consider to be investment grade. One is a Fortune 500 company. We're under confidentiality so we can't say who it is. The other is a US subsidiary of a European company. But both would underwrite to investment grade equivalent.

Anthony Paolone - JPMorgan - Analyst

And how deep is this pipeline of yours at this point to do some of these -- fund these build to suits where you take them out at the end? It seems like you've done a few of these now and just wondering I guess where they're coming from and how many more you think might be out there.

Will Eglin - Lexington Realty Trust - CEO

It seems quite deep. Honestly the pipeline of acquisition opportunities that we're looking at is larger now than it's been in several years. And the product that we can offer merchant builders can be a combination of essentially 100% construction financing combined with a take-out. So for merchant builders that control sites but don't necessarily have significant financial resources, our product fits well. So we're seeing quite a bit of new business. So I think that's exciting for us honestly and I don't see any reason why that wouldn't continue certainly through this year and I think it's probably a good opportunity next year too.

Anthony Paolone - JPMorgan - Analyst

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

On the --

Will Eglin - Lexington Realty Trust - CEO

Tony, with respect to pipeline, what we try to do is, I mentioned $180 million of transactions that we feel confident about. We don't set a volume objective, but we'll try to update people on a quarterly basis about what we think real transaction opportunity is.

Anthony Paolone - JPMorgan - Analyst

But are you seeing more regular way deals hitting the market as well? I mean we're all hearing about the capital that's out there and the cap rate compression across virtually all the geographies at this point and product types. Is that prompting more product flow that you're seeing or is it getting harder to find things that you like or?

Will Eglin - Lexington Realty Trust - CEO

Well, there's more product flow. I think that pricing for transactions that can be purchased currently versus say a year forward, which is what most of the build to suit opportunities that we're focused on, that's sort of our market. So yes, we've seen -- there is more product, but it's still pretty richly priced. I mean we're finding an opportunity here and there, but most of it supports our contention that cap rates have been under downward pressure as you note.

Anthony Paolone - JPMorgan - Analyst

In the quarter, the 1.7 million square feet of leasing, what's the capital commitment associated with that leasing? The TIs and leasing commissions?

Will Eglin - Lexington Realty Trust - CEO

Well, the significant lease on the renewal side was with Bank of America. And that was essentially a -- no, we didn't put any capital in. That was over 600,000 feet of the renewals. On the new lease activity, the big one was Estee Lauder, which was -- Pat, do you recall what we --?

Patrick Carroll - Lexington Realty Trust - CFO

Right off the top of my head I don't remember. I can look it up.

Will Eglin - Lexington Realty Trust - CEO

That's us getting Bank of America to stay for seven years without putting in TI dollars was a big step.

Operator

Todd Stender, Wells Fargo Securities.

Todd Stender - Wells Fargo Securities - Analyst

From the build to suit standpoint, just looking at the risk reward, can you -- or are you able to quantify what the premium you're getting on making these forward commitments to developers is versus say just making straight property acquisitions today?

Will Eglin - Lexington Realty Trust - CEO

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

I would say today it depends on how far forward you're committing and the property type. But it seems to us like it's for 12-month forward probably 100 to 125 basis points.

Todd Stender - Wells Fargo Securities - Analyst

And just you mentioned, Will, the ASICS property. How long is that lease term for and what kind of debt do you anticipate putting on the property?

Will Eglin - Lexington Realty Trust - CEO

ASCICS is a 15-year lease with a cap rate of about 9% and 9.25% going in. And we will leverage that with $50 million of interest-only five-year financing at a fixed rate of 4.71%.

Todd Stender - Wells Fargo Securities - Analyst

So that's five-year -- and looks like five-year paper on the Mississippi building you just acquired. Is that a function -- is that your decision to do more of the shorter-term financing or really that's where the bank comfort level is?

Will Eglin - Lexington Realty Trust - CEO

Well, in that case the 15-year lease with five-year financing sets up a sale of the property in year six after we've had five years of annual 2% rent increases. So that's really the strategy to create an opportunity for ourselves to exit with long lease term remaining.

Todd Stender - Wells Fargo Securities - Analyst

Just lastly, you've completed a little over $100,000 in dispositions this year. Where do you think the timing is for the remaining say 100 for the remainder of 2011?

Will Eglin - Lexington Realty Trust - CEO

I would say at this point it's probably back-ended into fourth quarter as it gets -- we've sold a few properties in second quarter already. So I think we'll have steady disposition activity in quarters two and three, but potentially the -- a bigger number in fourth quarter compared to the second and third.

Operator

(Operator instructions) Ryan Novak, Pilot Advisors.

Ryan Novak - Pilot Advisors - Analyst

Just curious at what point the leverage will hit your target of 40%? And at that time how does the strategy change?

Will Eglin - Lexington Realty Trust - CEO

It really depends on how we balance disposition proceeds next year like I mentioned with our maturing debt compared to whether we're allocating capital to a mix of acquisitions and deleveraging. So it's hard to say exactly. Probably one to two year process. I think it's probably -- maybe it's a safe assumption that it takes a year to get to 45% and then you push on from there.

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

I think at 40% leverage the Company has access to all kinds of capital, including the unsecured debt market. So we'll -- it'll be a process and in terms of what our strategy is going forward that'll reflect whatever opportunities we see in the market at that time.

Operator

Sheila McGrath, KBW.

Sheila McGrath - KBW - Analyst

Will, I was just wondering if you could give us an update on the balance of vacancy at 100 Light. I know you did have some activity there. Just wondered if you could give an update.

Will Eglin - Lexington Realty Trust - CEO

We continue to -- I mean we've got a couple of leases actually out for signature right now. We'd hoped to have them finished for today's call. So we think we're on the verge of making meaningful gain in occupancy at Transamerica Tower. So if those leases get signed, we'll have occupancy essentially in the mid-90s compared to 23% when [Lake] moved out a little over a year and a half ago. So that'll be a tremendous success for us.

Sheila McGrath - KBW - Analyst

And what -- would that mean that you would be putting that asset on the market for sale?

Will Eglin - Lexington Realty Trust - CEO

I think that would be the right time to look at it, yes. There's, yes, some free rent, so NOI ramps up significantly over the next couple of years. We love the asset, but our strategy is not to hold on to multi-tenant assets.

Operator

We have no further questions at this time. I would like to turn the conference back over to Will Eglin for any additional or closing remarks.

Will Eglin - Lexington Realty Trust - CEO

Thank you all again for joining us this morning. We're very excited about our prospects for the balance of this year and beyond, and as always we appreciate your participation and support.

If you would like to receive our quarterly supplemental package, please contact Ashley Fillmore, or you can find additional information on the Company on our website at www.lxp.com. In addition, you may contact me or the other members of Senior Management with any questions. Thank you and have a good day, everyone.

Operator

Ladies and gentlemen, that does conclude today's conference. Thank you for your participation.

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Final Transcript
May 05, 2011 / 03:00PM GMT, LXP - Q1 2011 Lexington Realty Trust Earnings Conference Call

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